EXHIBIT 99.1

NEWS RELEASE	CONTACT:	Randy Lieble
FOR IMMEDIATE RELEASE		(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
SECOND QUARTER 2011 SALES & EARNINGS

Eau Claire, Wisconsin (July 29, 2011) -- National Presto Industries, Inc. (NYSE: NPK) announced today second quarter sales and earnings, as shown in the table below.  Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “Second quarter 2011 was challenging for all three segments.  Net sales revenue over the prior year’s second quarter declined for the Housewares/Small Appliances segment by 24%, reflecting reduced sales in the category at retail, as well as increased emphasis by retailers on private label products.  The Defense segment’s net sales were also down significantly (25.4%) when compared to 2010’s second quarter, primarily a function of the timing of shipments.  Only the Absorbent Products segment enjoyed a comparative increase.  The segment’s sales were up 30% over the prior year’s quarter in largest part due to the expansion of its customer base.  Operating profit declined in all three segments.  The reduction in top line volume and increases in material and freight costs had a negative impact on both Housewares/Small Appliance and Defense segments’ profitability.  As a result of efficiencies and a more favorable product mix, the Defense segment’s decrease (13.7%) was not as severe as the Housewares/Small Appliance segment’s (68.7%).  The absence of the proceeds from the sale of obsolete equipment secured during second quarter 2010, increased material and freight costs, and a decrease in efficiency incident to the installation of the segment’s new capital equipment, led to an 88.3% decline in Absorbent Products segment profitability. Decreased yields from the Company’s portfolio also had a negative, comparative impact on earnings.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products.

	THREE MONTHS ENDED
	July 3, 2011	July 4, 2010
Net Sales	$98,268,000	$117,075,000
Net Earnings	$10,817,000	$14,975,000	*
Net Earnings Per Share	$1.57	$2.18	*
Weighted Shares Outstanding	6,874,000	6,863,000
	SIX MONTHS ENDED
	July 3, 2011	July 4, 2010
Net Sales	$207,154,000	$223,475,000
Net Earnings	$22,180,000	$28,174,000	*
Net Earnings Per Share	$3.23	$4.11	*
Weighted Shares Outstanding	6,871,000	6,861,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

*Includes  $856,000 of after tax income of a nonrecurring nature from the sale of obsolete equipment or $.12 per share.